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Exhibit 99.1

For Immediate Release	Contact:	Michael R. Ward Executive Vice President, General Counsel and Secretary (801) 736-5600

MRS. FIELDS ANNOUNCES COMPLETION OF EXCHANGE OFFER

        SALT LAKE CITY, UTAH—August 24, 2004—Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. announced today that they have completed an offer to exchange an aggregate principal amount of up to $115,000,000.00 of their 11 1/2% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of their issued and outstanding 11 1/2% Senior Secured Notes due 2011 from the registered holders thereof, and an aggregate principal amount of up to $80,747,000.00 of their 9% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of their issued and outstanding 9% Senior Secured Notes due 2011 from the registered holders thereof.

        The exchange offer expired at 5:00 p.m., New York City time, on August 23, 2004. The exchange agent for the exchange offer, The Bank of New York, informed Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. that 100% of their issued and outstanding 9% Senior Notes and 100% of their issued and outstanding 11 1/2% Senior Secured Notes had been tendered for exchange, based on preliminary results. All outstanding notes that were properly tendered in the exchange offer will be accepted for exchange. Holders with questions about the exchange offer may contact Carolle Montreuil of The Bank of New York at (212) 815-5920.

        Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. have filed a registration statement, including a prospectus and other related documents, on Form S-4 in connection with this exchange offer and Mrs. Fields Famous Brands, LLC has filed other documents with the United States Securities and Exchange Commission, all of which holders are urged to read. The terms of the notes to be issued in connection with the exchange offer are set forth in the prospectus. This announcement does not constitute an offer to sell or buy any security; such offers shall only be made by means of the prospectus.

About Mrs. Fields Famous Brands, LLC:

        Mrs. Fields Famous Brands, LLC, which includes Mrs. Fields Cookies, Great American Cookies, Pretzel Time, Pretzelmaker, and TCBY, has distinguished itself with innovative leadership, which has turned the company into the largest, most widely recognized and respected brand name in the category of on-premises, fresh-baked products and in soft-serve frozen yogurt.

        Currently, Mrs. Fields Famous Brands, LLC operates more than 2,900 locations worldwide. Mrs. Fields Cookie stores, first established in 1977, now operate in approximately 40 countries. Mrs. Fields Famous Brands, LLC is headquartered in Salt Lake City, Utah.

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MRS. FIELDS ANNOUNCES COMPLETION OF EXCHANGE OFFER